Exhibit 10.1
EXECUTIVE BONUSES 2010
The 2010 corporate objectives that could trigger bonus payments under the 2010 Bonus Plan are:
1. Transition toward profitability in commercial operations
2. Accumulate a portfolio of strategic assets
3. Increase stockholder value
The bonus payable is equal to the weighting percentage (0-150%) multiplied by the ‘target bonus’ amount as defined below. Note that whether or not these objectives are met and the relative weighting of the objectives is left to the discretion of the Compensation Committee. However, to be eligible for consideration the events must occur on or before December 31, 2010. The bonus is payable upon the Compensation Committee’s determination that the objectives for the bonus have been met, in part or in full, at the Committee’s discretion. The weighting (0-150%) is determined at the discretion of the Compensation Committee. This weighting determines the bonus to be paid to the Chief Executive Officer, and when multiplied against the target bonus amounts for the other named executive officers creates the pool of funds to be distributed amongst those other named executive officers, at the Committee’s discretion. For executives other than the Chief Executive Officer, the Compensation Committee will solicit and consider evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer regarding individual performance when determining the bonus payment. Once a pool has been created by achievement, in whole or in part, of the 2010 corporate objectives and determination of the Compensation Committee of the weighting percentage, the Committee can determine a bonus payment for each of the other named executive officers that ranges from zero to any maximum amount such that the total paid to the other named executive officers in aggregate does not exceed the value of the pool.
Payments under the 2010 Bonus Plan, if any, are contingent upon the Company’s achievement of certain corporate objectives described above, and the relevant officers’ continued employment with the Company on the date of payment.
The ‘Target Bonus’ amounts are defined as:
For Srinivas Rao, Mike Gendreau:
25% x annual base salary
For Sabrina Johnson
35% x annual base salary
For Jay Kranzler:

66 2/3% x annual base salary
The bonus amounts are calculated based on annual base salaries as of the earlier of the achievement of the objective or December 31, 2010.

Examples to illustrate bonus calculation formula:
1)	Assuming the objective is met with 50% weighting, the bonus to Jay Kranzler would be 50% x 66 2/3% x annual base salary.

The pool would be calculated as:

50% x ((25% x Rao annual base salary)+(25% x Gendreau annual base salary)+(35% x Johnson annual base salary))

2)	Assuming the objective is met with 150% weighting, the bonus to Jay Kranzler would be 150% x 66 2/3% x annual base salary.

The pool would be calculated as:

150% x ((25% x Rao annual base salary)+(25% x Gendreau annual base salary)+(35% x Johnson annual base salary))